TEAMING & MUTUAL COOPERATION AGREEMENT

THIS TEAMING AGREEMENT (the “Agreement”) is made and entered into this [   ] day of [July] 2012, by and between E-WASTE SYSTEMS, INC. 101 First St. #493, Los Altos, CA 94022 (“EWSI”), and Two Fat Greeks, LLC. whose address is [                   ] “TFGL”.

RECITALS

WHEREAS, EWSI entered the e-waste recycling business by acquisition of a company previously owned by the principal of TFGL which specialized in electronic imaging equipment, and now chooses to turn its focus of attention to a broader range of electronics, and desires to move to more suitable premises to do so, and

WHEREAS, TFGL has significant practical expertise in processing end of life imaging electronics, and desires to use and take over the existing premises of EWSI and to purchase certain imaging product inventory in the current premises, and

WHEREAS, TFGL desires to provide selected non-exclusive operational support for EWSI’s business development initiatives, and

WHEREAS EWSI wishes to engage TFGL to perform certain non-exclusive services described under this Teaming Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1) Joint Cooperation
EWSI and TFGL have resolved to enter into this Agreement to process various ranges of end of life electronics with the objective of providing the highest standards of recycling, refurbishing, and reselling of these assets, in keeping with the customer’s requirements, for either reuse or scrap.  No landfilling and no export of hazardous materials will be allowed.  All data will also be destroyed to satisfy customer requirements and to satisfy EWSI’s own high-end standards.

2) EWSI Brand
EWSI shall be the sole commercial brand deployed in the operation of services under this Agreement for all its customers.  All communication, correspondence and documentation with its customers shall be as directed by EWSI and shall only reference EWSI.

3) Principles
The Parties warrant to each other that they shall deploy the highest industry and ethical standards in execution of the contracted customer services, including but not limited to the following:  zero landfilling of any electronics or other waste; complete destruction of customer data; provision of certificates of destruction; resale of still usable electronics only with the consent of the customer; and prohibition of any improper or illegal exportation.  In addition, the Parties agree to be guided by, but may exceed and therefore not be limited to, the highest legal standards in the world, generally accepted to be Europe’s WEEE Directive, as well as the principles of the R2 standards as recommended by the United States EPA.

4) Customers
The customers that will be solicited by EWSI are primarily OEM’s, retailers or distributors of electronics, corporations, and government related institutions.

5) Geography
The Parties are not limiting themselves to any specific sector or geography. It is contemplated that the Parties may choose to pursue opportunities elsewhere in the U. S. and abroad.

6) Management
Under this Agreement,
a.	EWSI will maintain ownership of and responsibility for customer accounts that exist on today’s date as belonging to EWSI’s Ohio subsidiary, including the list show as Exhibit A to this agreement
b.	EWSI will move to a new location to operate from separate, independent facilities from TFGL
c.
For any EWSI customers that EWSI chooses to serve through TFGL, and which TFGL agrees to service, TFGL will be responsible for implementing the commercial services only as directed by EWSI, and for complying with all elements of the processing contained in any statement of work or equivalent controlling document,

d.	Processes to be delivered by either Party in concert with the other include the following;

i.	Removal of equipment
ii.	Labor
iii.	Trucking
iv.	Grading
v.	Parting
vi.	Refurbishment
vii.	Testing
viii.	Data destruction
ix.	Packaging
x.	Financing
xi.	Selling or reselling
xii.	Reporting to the customer
xiii.	Reporting to EWSI
xiv.	Environmental compliance, and
xv.	Providing for on-site inspections, tours etc of the facility

7) Sale by EWSI of Certain Inventory to TFGL
EWSO shall retain and move to its new location certain of its inventory which was purchased from Cinco Electronics, consisting of [X pallets] of flat panel TV’s and monitors as shown as Exhibit [B] to this agreement; and certain inventory sourced from CR Electronics, consisting of [X pallets] of miscellaneous end-of life electronics also as shown on the same Exhibit [B].  As part of this agreement, EWSO agrees to sell to TFGL and TFGL agrees to buy the remaining inventory on the books of EWSO, for a cash price of [$65,000] (the ‘Inventory’).

Terms of the sale of the Inventory will be net 60 days.  Until the entire payment is made, EWSI shall have a first claim over the Inventory and shall have the unequivocal right to recovery of all such inventory if payments are not made.

8) Payments and Obligations to Warhaft
The Parties understand that the Inventory was purchased by EWSO under terms of a line of credit provided by Dr. Val Warhaft and that that note provides security over all the inventory until it is paid back or otherwise retired.  TFGL hereby agrees to protect and abide by all terms of that line of credit and agrees to make the monthly interest payments each month when they are due until the note reaches maturity.

9) Sublet of EWSO Facility
As part of this agreement, TFGL shall assume all obligations of the existing facility which is under the name of Tech Disposal, Inc. (the previous name of EWSO), and shall commit to replacing the lease in its own name within 90 days.  All unpaid costs of operating from this facility and all costs from the date of this Agreement will be the responsibility of TFGL.

10) No Employees; Non-Solicitation
All employees of each Party will remain with their respective companies and both Parties hereby agree not to solicit or otherwise induce any employees to become employed by the other Party.

11) Fixed Assets
EWSO retains will transfer to its new facility specific assets needed to carry on its trade from there.  Included will be all those assets existing on the fixed asset register of EWSO, including without limitation truck/forklift vehicles, scales, computer systems, security cameras, label printers, large scale copier/printer, desks, workbenches, and warehouse racking.  During the transition period whereby EWSO will be moving to its new location, the parties will cooperate in the use of these assets to complete the move.

12) Commercial Collaboration
The Parties shall agree to a non-exclusive collaboration that allows each Party to pursue business opportunities that may voluntarily involve the other Party.  Such opportunities shall provide for approval of any commercial or terms which might involve the other Party prior to final agreement with any customer.  Neither Party may position itself as the sole decision maker in any such commercial arrangement, nor shall either Party have the right, power, or authority to bind the other to any proposed transaction without written consent from an officer of the other Party.

13) Locations
So long as this Agreement remains valid, the facility taken over by TFGL under this agreement, may be identified as part of the EWSI location network via its website and other public documents as EWSI chooses.

14) Accounting
Any work performed and the related accounting will be done by the Parties on an open book basis in accordance with EWSI’s accounting policies provided for under U.S. GAAP, and may be subject to review and/or audited by EWSI’s auditors. All revenue and associated costs of EWSO shall be consolidated into EWSI’s financial statements on a monthly basis.   All costs associated with each contract will be booked at cost, and net profits after all direct costs of sales will be divided in proportion to a specific document in writing for each transaction.

15) Event of Default
The Parties that an event of default under this agreement may cause immeasurable harm to the other Party and each Party retains the irrevocable right to restitution, including but not limited to attorneys fees and damages.

16) Term & Termination
The term of this Teaming Agreement will initially be for 1 year, with a six-month review to ensure that the terms of this Agreement provide a fair reflection of the performance and rewards of each party, and may be renewed for up to two further years, by mutual agreement.   Either Party may elect to terminate the Agreement by giving notice to the other party no later than 60 days prior, without penalty.  Either Party may terminate this Agreement at any time for ”cause”, to be defined as material breach of this Agreement, gross misconduct, mal-feasance, moral or unethical dealings, or violation of any laws of any applicable jurisdiction.  In the event of termination, the Parties shall complete all contracted services and settle the financial matters between them in according to the terms of this Agreement. Notwithstanding  the above, this obligations concerning the purchase of the Inventory, the payments due under the Warhaft Note, the sub-lease obligations, and the operating cost obligations shall survive any termination until such time as they are fully and properly discharged.

17) Non-Circumvention/Non-Competition
The customers served by this Agreement and shown on Exhibit [c] belong to EWSI and TFGL shall not do or take any action to circumvent EWSI or otherwise attempt to take away the business of these customer from EWSI.  In addition, TFGL shall not do anything or take any action that would compete with EWSI.

18) Code of Business Conduct and Ethics and Governance
The Parties to this Agreement agree to abide by the published policies of EWSI, including but not limited to EWSI’s Code of Business Conduct and Ethics, and Insider Trading Policy.  The Parties also agree to cooperate fully in any relevant and required filings by EWSI with government agencies, including but not limited to the United States Securities and Exchange Commission.

19) Change of Control Provision

In the event that any Party to this Agreement sells a controlling interest of its company to a third party other than through EWSI’s current round of capital raising, the other Party shall have the right to cease work on behalf of any customer until it becomes satisfied (or otherwise) with the new third party, at which time it may choose to carry on or terminate this Agreement.

20) Authority
The Parties warrant to each other that they have full authority to enter into this Agreement and agree to be bound by its terms.

21) No Strict Construction
The Parties confirm that there is no relevance to the order of listing of the terms of this Agreement and that if any single element of this Agreement is deemed invalid the other elements shall remain valid and in full force.

22) Governing Law
The laws governing this Agreement will be those of the state of Ohio, USA.  In case of any dispute regarding this Agreement, the parties shall refer any disputes to and to agree to be bound by the findings of the American Arbitration Association.

The Parties hereby approve and accept these terms on the date shown below.

On Behalf of E-Waste Systems, Inc.	On Behalf of TFG, LLC.

/s/ Martin Nielson
Name: Martin Nielson	Name:
Title: Chief Executive Officer	Title:
Date: [19 Jul] 2012	Date: